Exhibit 99.1

Contact:	Stephen R. Milbourne,	07-15
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

RESIGNATIONS FROM AND APPOINTMENTS TO THE BOARD OF DIRECTORS OF
BUCKEYE PARTNERS, L.P.

Breinigsville, PA – October 3, 2007 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced that Messrs. Brian F. Billings, Edward F. Kosnik and Jonathan O’Herron retired and resigned from the Board of Directors of Buckeye GP LLC (the “General Partner”), the general partner of the Partnership, effective September 30, 2007.  Messrs. Billings, Kosnik and O’Herron also resigned from their positions as members of the Audit Committee of the Board of Directors.   Messrs. Billings and Kosnik served on the Board of Directors of the General Partner since the initial public offering of the Partnership in 1986, and Mr. O’Herron has served on the Board of Directors since 1997.

The General Partner also announced that C. Scott Hobbs, Mark C. McKinley, and Clark C. Smith were appointed to the Board of Directors of the General Partner and to the Audit Committee effective October 1, 2007.  Mr. Hobbs has been appointed to succeed Mr. Brian Billings as the Chairman of the Audit Committee.

Mr. Forrest Wylie, CEO and President of the General Partner said, “We wish to extend our appreciation to Messrs. Billings, Kosnik and O’Herron for the leadership and guidance they have provided the Partnership during their long tenure as directors of Buckeye.  Management and the Board will miss their expertise and counsel.  We also wish to welcome Messrs. Hobbs, McKinley and Smith to the Board of Directors and to the Audit Committee.  Each of these individuals has extensive experience in midstream energy businesses and are well qualified to provide advice and support to Buckeye in the coming years.”

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Buckeye Partners – Board Changes                Page 2

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns and operates 51 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission and applicable state regulatory commissions; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) construction costs, unanticipated capital expenditures and operating expenses to expand, repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

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